Exhibit 10.1

Retirement Letter dated November 5, 2008

MIKE STUDDARD

1219 ACR 397

PALESTINE, TEXAS, 75801

November 4, 2008

David Steward

Chief Executive Officer

Wentworth Energy, Inc.

112 E. Oak Street, Suite 200

Palestine, Texas, 75801

Re:

Consulting Agreement dated July 25, 2006 between Wentworth Energy, Inc. and Mike Studdard

Dear David,

As we discussed, this is to advise that effective November 7, 2008, I shall be retiring from all my duties as Consultant of Wentworth Energy, Inc. under the subject Consulting Agreement.  I understand and agree that no severance fee shall be payable to me under the Severance Agreement, as a result of my retirement.  I further acknowledge and agree that the monthly fee payable to me under the subject Consulting Agreement which has been deferred due to Wentworth’s current economic situation will continue to remain deferred, and shall not be payable, until such time as Wentworth determined, in its sole discretion, that it has adequate net operating cash flow to pay such deferred compensation.

I shall be available to assist you with any duties or questions you may have during this transitional period prior to my retirement.  Additionally, I shall be happy to provide you such reasonable assistance, if any, as you may need and request from me through the end of this year in your continued stewardship of Wentworth in order to protect the interests of the Company and its shareholders.

Please indicate in the space below Wentworth’s acceptance of my retirement effective November 7, 2008.

Very truly yours,

/s/ Mike Studdard

Mike Studdard

AGREED AND ACCEPTED

THIS 5TH DAY OF NOVEMBER, 2008

Wentworth Energy, Inc.

By:

/s/ David Steward

David Steward

Chief Executive Officer